EXHIBIT 99.1

Greg Parker
Investor Relations
210/220-5632
or
Renee Sabel
Media Relations
210/220-5416
FOR IMMEDIATE RELEASE
JANUARY 24, 2007

CULLEN/FROST REPORTS 4th QUARTER RESULTS, RECORD ANNUAL EARNINGS FOR
2006 AND TIMING OF EARNINGS CONFERENCE CALL

SAN ANTONIO - Cullen/Frost Bankers, Inc. (NYSE: CFR) today reported net income for the fourth quarter of 2006 of $48.4 million, or $.84 per diluted common share, a 7.7 percent increase over fourth quarter 2005 earnings of $44.9 million, or $.81 per diluted common share. For the fourth quarter of 2006, returns on average assets and equity were 1.59 percent and 16.04 percent respectively, compared to 1.63 percent and 18.52 percent for the same period of 2005. Included in the fourth quarter of 2006 results were $2.0 million in conversion expenses relating to the December acquisition of Summit Bancshares, Inc.

The company also reported record annual earnings for 2006 of $193.6 million, or $3.42 per diluted common share, up 17.0 percent from 2005 earnings of $165.4 million, or $3.07 per diluted common share. For the year, returns on average assets and equity were 1.67 percent and 18.03 percent respectively, compared to the 1.63 percent and 18.78 percent reported in 2005.

"I am pleased to report another record year for our company," said Dick Evans, Cullen/Frost chairman and CEO. "During 2006, we completed three acquisitions - Texas Community Bancshares, Inc. in Dallas, Alamo Corporation of Texas in the Rio Grande Valley and Summit Bancshares, Inc. in Fort Worth - expanding our physical presence to more than 100 locations statewide and bringing an outstanding group of employees and customers into our Frost family. I am also pleased to announce we were able to complete all the systems conversions of these three acquisitions as well.

"Our net interest margin for the year increased to 4.67 percent, the highest annual level since 2001, due in part to a one-percent increase in interest rates during the first half of 2006. At year-end, both loans and deposits were at all-time highs, with total loans reaching $7.4 billion and total deposits at $10.4 billion. Both volume levels were impacted by our acquisitions.

"This strong performance for 2006 would not be possible without our superb employees and their commitment to achieving company goals and living up to our core values. In an increasingly challenging competitive environment, they continue to focus on executing our sales discipline and taking care of our customers, helping us build long-term customer relationships."

For the year ended December 31, 2006, average annual total loans were $6.5 billion, up 16.6 percent compared to $5.6 billion for the previous year. Average annual total deposits for 2006 rose to $9.2 billion, an increase of 12.9 percent over the $8.1 billion reported in 2005. Net interest income on a taxable-equivalent basis grew to $479.1 million, a 20.1 percent increase over the $398.9 million reported a year earlier. The increase reflected increasing volumes as a result of organic growth and our acquisitions and a rise in interest rates during the first half of the year. For 2006, non-interest income increased to $240.7 million, up 4.5 percent over the $230.4 million reported for 2005, while non-interest expenses increased 11.8 percent over the previous year to $410.4 million.

Noted financial data for the fourth quarter:

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The Corporation acquired Summit Bancshares, Inc. - with loans of $825 million and deposits of $974 million - after the close of business on December 8, 2006. These loans and deposits, and the results of operations, are included from the date of acquisition.

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Net interest income on a taxable-equivalent basis increased 12.8 percent to $124.0 million from the $110.0 million reported for the fourth quarter of 2005. This increase in net interest income was impacted by a $1.0 billion increase in the average volume of earning assets, combined with an improvement in the earning asset mix, as average loans for the quarter rose to $6.7 billion, 11.2 percent higher than the $6.0 billion reported for the same period a year earlier. A rising rate environment during the first half of 2006 also had a positive impact on the Corporation's net interest income and net interest margin compared to the fourth quarter a year ago. The net interest margin was 4.62 percent for the fourth quarter, compared to 4.54 percent for the fourth quarter of 2005. When compared to the third quarter of 2006, the net interest margin contracted seven basis points from 4.69 percent primarily from increases in short term liquidity funded by growth in customer time deposits.

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For the fourth quarter of 2006, non-interest income was $58.4 million, compared to the $56.6 million reported a year earlier. Trust fees rose 6.3 percent to $16.0 million, compared to $15.1 million for the fourth quarter of 2005. Insurance commissions and fees were $5.9 million for the fourth quarter of 2006, up 6.6 percent compared to $5.5 million the same quarter of 2005.

     Service charges on deposits were $19.1 million, compared to $19.7 million reported for the previous year's fourth quarter. The decrease is primarily due to a higher interest rate environment when compared to the fourth quarter last year. Commercial treasury management customers currently earn more credit for their deposit balances, which, in turn, reduces the amount of fees paid for these services.

     Other non-interest income was $11.3 million, a 12.5 percent increase over the $10.1 million reported a year earlier. The largest factors contributing to this increase were higher income from Visa checkcard usage and higher earnings received from balances the Corporation maintains related to its official checks program.

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For the fourth quarter of 2006, non-interest expense was $105.6 million, up $10.5 million or 11.1 percent from the $95.1 million for the fourth quarter of 2005. Combined, salaries and wages and employee benefits were up $6.2 million over the same quarter a year earlier, as a result of normal annual merit and market increases, along with an increase in the number of employees, which were impacted by the three acquisitions completed during 2006. Net occupancy expense was up $542 thousand to $8.8 million, primarily the result of higher lease expenses associated with the additional locations from the acquisitions made during the year. Furniture and fixtures were up $1.1 million to $7.1 million, due mainly to higher depreciation expense for furniture and fixtures and higher software maintenance costs. Both of these expenses were impacted in part by the company's decision to bring certain data processing functions in-house, as well as the acquisitions. The additional expense that resulted from bringing certain data processing functions in-house, was more than offset in other expense by a decrease in outside computer service costs. Other expenses were up $2.2 million from the same quarter the previous year, and were also impacted primarily by the Summit acquisition, including conversion-related expenses of $2.0 million, with $1.7 million impacting this category of expense.

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For the fourth quarter of 2006, the provision for possible loan losses was $3.4 million, compared to net charge-offs of $3.3 million. For the fourth quarter of 2005, the provision for possible loan losses was $3.0 million, compared to net charge offs of $2.9 million. The allowance for possible loan losses as a percentage of total loans was 1.30 percent at December 31, 2006, compared to 1.32 percent at year-end 2005. Non-performing assets were $57.7 million at year-end, compared to $35.0 million the previous quarter and $38.9 million at year-end 2005. The fourth quarter increase in non-performing assets was impacted by two commercial real estate loans totaling $23.2 million that were placed on non-accrual status. These two loans were previously reported as potential problem loans during the third quarter of 2006.

Cullen/Frost intends to redeem its outstanding $100 million 8.42 percent trust preferred securities issued by Cullen/Frost Capital Trust I. As a result of the anticipated redemption on February 21, 2007, the corporation expects to incur approximately $5.3 million in expense in the first quarter of 2007 related to the prepayment penalty and the write-off of the un-amortized debt issuance costs.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, January 24, 2007 at 10:00 a.m. Central Time (CT) to discuss the results for the quarter and the year. The media and other interested parties are invited to access the call in a "listen only" mode at 800-944-6430. Digital playback of the conference call will be available after 12:00 p.m. CT until midnight Sunday, January 28, 2007 at 800-642-1687, with the Conference ID # of 6757092. The call will also be available by webcast at the URL listed below and available for playback after 2:00 p.m. CT. After entering the website; www.frostbank.com, go to "About Frost" on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE:CFR) is a financial holding company, headquartered in San Antonio, with assets of $13.2 billion at December 31, 2006. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Its subsidiary, Frost Bank, operates more than 100 financial centers across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost is one of the largest banks headquartered in Texas, with a legacy of helping Texans with their financial needs during three centuries.

Forward-Looking Statements and Factors that Could Affect Future Results

   Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), notwithstanding that such statements are not specifically identified. In addition, certain statements may be contained in the Corporation's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes", "anticipates", "expects", "intends", "targeted", "continue", "remain", "will", "should", "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

   Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

w	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation's assessment of that impact.
w	Changes in the level of non-performing assets and charge-offs.
w	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
w	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
w	Inflation, interest rate, securities market and monetary fluctuations.
w	Political instability.
w	Acts of war or terrorism.
w	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
w	Changes in consumer spending, borrowings and savings habits.
w	Changes in the financial performance and/or condition of the Corporation's borrowers.
w	Technological changes.
w	Acquisitions and integration of acquired businesses.
w	The ability to increase market share and control expenses.
w	Changes in the competitive environment among financial holding companies.
w	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.
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The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

w	Changes in the Corporation's organization, compensation and benefit plans.
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The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

w	Greater than expected costs or difficulties related to the integration of new products and lines of business.
w	The Corporation's success at managing the risks involved in the foregoing items.

   Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2006				2005

	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr

CONDENSED INCOME STATEMENTS

Net interest income	$121,229	$118,526	$116,968	$112,440	$107,800
Net interest income(1)	124,017	121,093	119,309	114,719	109,968
Provision for possible loan losses	3,400	1,711	5,105	3,934	2,950
Non-interest income:
Trust fees	16,009	15,962	15,744	15,754	15,059
Service charges on deposit accounts	19,142	19,301	19,566	19,107	19,749
Insurance commissions and fees	5,907	7,204	6,144	8,975	5,539
Other charges, commissions and fees	6,009	7,228	8,681	6,187	6,117
Net gain (loss) on securities transactions	--	--	--	(1)	19
Other	11,333	10,871	10,615	11,009	10,070

Total non-interest income	58,400	60,566	60,750	61,031	56,553

Non-interest expense:
Salaries and wages	48,472	48,743	47,463	46,106	43,787
Employee benefits	10,739	10,882	11,434	13,176	9,252
Net occupancy	8,786	8,964	8,512	8,433	8,244
Furniture and equipment	7,081	6,553	6,357	6,302	5,983
Intangible amortization	1,671	1,293	1,358	1,306	1,160
Other	28,846	27,175	25,555	25,146	26,652

Total non-interest expense	105,595	103,610	100,679	100,469	95,078

Income before income taxes	70,634	73,771	71,934	69,068	66,325
Income taxes	22,272	23,769	23,384	22,391	21,408

Net income	$48,362	$50,002	$48,550	$46,677	$44,917

PER SHARE DATA

Net income - basic	$0.85	$0.90	$0.88	$0.86	$0.83
Net income - diluted	0.84	0.88	0.86	0.83	0.81
Cash dividends	0.34	0.34	0.34	0.30	0.30
Book value at end of quarter	23.01	20.08	18.51	18.34	18.03

OUTSTANDING SHARES

Period-end shares	59,839	55,821	55,542	55,106	54,483
Weighted-average shares - basic	56,726	55,440	55,105	54,574	54,015
Dilutive effect of stock compensation	1,007	1,147	1,198	1,353	1,346
Weighted-average shares - diluted	57,733	56,587	56,303	55,927	55,361

SELECTED ANNUALIZED RATIOS

Return on average assets	1.59%	1.72%	1.70%	1.68%	1.63%
Return on average equity	16.04	18.56	19.02	18.86	18.52
Net interest income to average earning assets(1)	4.62	4.69	4.70	4.66	4.54

(1) Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2006				2005

	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr

BALANCE SHEET SUMMARY

($ in millions)
Average Balance:
Loans	$6,681	$6,565	$6,539	$6,307	$6,008
Earning assets	10,629	10,181	10,090	9,906	9,587
Total assets	12,071	11,522	11,450	11,286	10,901
Non-interest-bearing demand deposits	3,423	3,309	3,300	3,305	3,302
Interest-bearing deposits	6,107	5,829	5,769	5,691	5,378
Total deposits	9,530	9,138	9,069	8,996	8,680
Shareholders' equity	1,196	1,069	1,024	1,004	962

Period-End Balance:
Loans	$7,373	$6,516	$6,577	$6,511	$6,085
Earning assets	11,461	10,324	10,076	10,300	10,203
Goodwill and intangible assets	563	268	268	269	184
Total assets	13,224	11,647	11,403	11,579	11,741
Total deposits	10,388	9,270	9,078	9,292	9,146
Shareholders' equity	1,377	1,121	1,028	1,011	982
Adjusted shareholders' equity(1)	1,432	1,179	1,135	1,086	1,033

ASSET QUALITY

($ in thousands)
Allowance for possible
loan losses	$96,085	$85,667	$85,552	$84,142	$80,325
as a percentage of
period-end loans	1.30%	1.31%	1.30%	1.29%	1.32%

Net charge-offs	$3,329	$1,596	$3,695	$2,490	$2,928
Annualized as a percentage
of average loans	0.20%	0.10%	0.23%	0.16%	0.19%

Non-performing assets:
Non-accrual loans	$52,204	$30,045	$30,824	$34,027	$33,179
Foreclosed assets	5,545	4,971	6,461	6,766	5,748

Total	$57,749	$35,016	$37,285	$40,793	$38,927
As a percentage of:
Total loans and
foreclosed assets	0.78%	0.54%	0.57%	0.63%	0.64%
Total assets	0.44	0.30	0.33	0.35	0.33

CONSOLIDATED CAPITAL RATIOS

Tier 1 Risk-Based
Capital Ratio	11.25%	12.39%	12.00%	11.55%	12.24%
Total Risk-Based
Capital Ratio	13.43	14.68	14.65	14.21	14.94
Leverage Ratio	9.56	9.76	9.39	9.12	9.62
Equity to Assets Ratio (period-end)	10.41	9.63	9.01	8.73	8.37
Equity to Assets Ratio (average)	9.91	9.28	8.94	8.89	8.82

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	Year Ended December 31

	2006	2005	2004	2003	2002

CONDENSED INCOME STATEMENTS

Net interest income	$469,163	$391,266	$331,438	$313,758	$313,773
Net interest income(1)	479,138	398,938	337,102	318,945	318,772
Provision for possible loan losses	14,150	10,250	2,500	10,544	22,546
Non-interest income:
Trust fees	63,469	58,353	53,910	47,486	47,463
Service charges on deposit accounts	77,116	78,751	87,415	87,805	78,417
Insurance commissions and fees	28,230	27,731	30,981	28,660	25,912
Other charges, commissions and fees	28,105	23,125	22,877	22,522	21,446
Net gain(loss) on securities transactions	(1)	19	(3,377)	40	88
Other	43,828	42,400	33,304	28,848	27,643

Total non-interest income	240,747	230,379	225,110	215,361	200,969

Non-interest expense:
Salaries and wages	190,784	166,059	158,039	146,622	139,227
Employee benefits	46,231	41,577	40,176	38,316	34,614
Net occupancy	34,695	31,107	29,375	29,286	28,883
Furniture and equipment	26,293	23,912	22,771	21,768	22,597
Intangible amortization	5,628	4,859	5,346	5,886	7,083
Other	106,722	99,493	89,323	84,157	79,738

Total non-interest expense	410,353	367,007	345,030	326,035	312,142

Income from continuing operations,
before income taxes	285,407	244,388	209,018	192,540	180,054
Income taxes	91,816	78,965	67,693	62,039	57,821

Income from continuing operations	193,591	165,423	141,325	130,501	122,233
Loss from discontinued operations,
net of tax	--	--	--	--	(5,247)

Net income	$193,591	$165,423	$141,325	$130,501	$116,986

PER SHARE DATA

Income from continuing
operations - basic	$3.49	$3.15	$2.74	$2.54	$2.40
Income from continuing
operations - diluted	3.42	3.07	2.66	2.48	2.33
Net income - basic	3.49	3.15	2.74	2.54	2.29
Net income - diluted	3.42	3.07	2.66	2.48	2.23
Cash dividends	1.32	1.165	1.035	0.94	0.875
Book value	23.01	18.03	15.84	14.87	13.72

OUTSTANDING SHARES

Period-end shares	59,839	54,483	51,924	51,776	51,295
Weighted-average shares - basic	55,467	52,481	51,651	51,442	51,001
Dilutive effect of stock
compensation	1,175	1,322	1,489	1,216	1,422
Weighted-average shares - diluted	56,642	53,803	53,140	52,658	52,423

SELECTED ANNUALIZED RATIOS

Income from continuing operations
ROA	1.67%	1.63%	1.47%	1.36%	1.46%
Return on average assets	1.67	1.63	1.47	1.36	1.40
Income from continuing operations
ROE	18.03	18.78	17.91	17.78	18.77
Return on average equity	18.03	18.78	17.91	17.78	17.96
Net interest income to average
earning assets(1)	4.67	4.45	4.05	3.98	4.58

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	Year Ended December 31

	2006	2005	2004	2003	2002

BALANCE SHEET SUMMARY

($ in millions)
Average Balance:
Loans	$6,524	$5,594	$4,823	$4,497	$4,537
Earning assets	10,203	8,969	8,352	8,011	6,961
Total assets	11,581	10,143	9,619	9,584	8,353
Non-interest-bearing demand deposits	3,334	3,009	2,915	3,038	2,540
Interest bearing deposits	5,850	5,124	4,852	4,540	4,354
Total deposits	9,184	8,133	7,767	7,577	6,894
Shareholders' equity	1,074	881	789	734	651

Period-End Balance:
Loans	$7,373	$6,085	$5,165	$4,591	$4,519
Earning assets	11,461	10,197	8,892	8,132	7,710
Goodwill and intangible assets	563	184	117	115	119
Total assets	13,224	11,741	9,953	9,672	9,536
Total deposits	10,388	9,146	8,106	8,069	7,628
Shareholders' equity	1,377	982	822	770	704
Adjusted shareholders' equity(1)	1,432	1,033	833	762	671

ASSET QUALITY

($ in thousands)
Allowance for possible loan losses	$96,085	$80,325	$75,810	$83,501	$82,584
As a percentage of period-end loans	1.30%	1.32%	1.47%	1.82%	1.83%

Net charge-offs:	$11,110	$8,921	$10,191	$9,627	$12,843
As a percentage of average loans	0.17%	0.16%	0.20%	0.21%	0.28%

Non-performing assets:
Non-accrual loans	$52,204	$33,179	$30,443	$47,451	$34,861
Foreclosed assets	5,545	5,748	8,673	5,343	8,047

Total	$57,749	$38,927	$39,116	$52,794	$42,908
As a percentage of:
Total loans plus foreclosed
assets	0.78%	0.64%	0.76%	1.15%	0.95%
Total assets	0.44	0.33	0.39	0.55	0.45

(1)	Shareholders' equity excluding accumulated other comprehensive income, net of tax.